EXHIBIT 11

                     OXFORD INDUSTRIES, INC.
                COMPUTATION OF PER SHARE EARNINGS
           NINE MONTHS AND QUARTERS ENDED MARCH 1, 1996
                        AND MARCH 3, 1995
                           (UNAUDITED)


                         Nine Months Ended               Quarter Ended
                          March 1,      March 3,      March 1,      March 3,
                          1996           1995           1996           1995
Net Earnings (Loss)   $  881,000    $12,747,000     $(2,020,000)   $1,824,000

Average Number of Shares
  Outstanding:

  Primary              8,854,654      8,838,854      8,881,348      8,808,590
  Fully diluted        8,859,159      8,842,178      8,881,348      8,809,466
  As reported*         8,731,074      8,663,153      8,779,344      8,678,243

Net Earnings (Loss) per Common Share:

  Primary                  $0.10          $1.44         $(0.23)         $0.21
  Fully diluted            $0.10          $1.44         $(0.23)         $0.21
  As reported*             $0.10          $1.47         $(0.23)         $0.21

* Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.